Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

Meritage Homes Achieves 18th Consecutive Record Year
with $3 Billion Revenue

Also Reports Record Closings, Orders and Backlog

Reaffirms Guidance for 2005

•                                          ANNUAL RECORDS

•                       CLOSED 9,406  HOMES IN 2005 FOR $3.0 BILLION, UP  49% OVER 2004

•                       YEAR-END BACKLOG INCREASES 65% TO $2.2 BILLION

•                       NEW HOME ORDERS OF $3.6 BILLION, UP 37%

•                                          QUARTERLY RECORDS

•                       $1.0  BILLION REVENUE FROM  3,214 HOMES CLOSED IN 4TH QUARTER 2005

•                       RECORD FOURTH QUARTER ORDER VALUE OF $723 MILLION, UP 8%

Dallas and Scottsdale, Arizona (January 10, 2006) – Meritage Homes Corporation (NYSE: MTH) today announced quarterly and annual records for the number and dollar value of homes sold and homes closed during the fourth quarter and full year 2005. In addition, Meritage reported a record-setting year-end backlog, capping another year of strong performance.

Summary Operating Results

	For the Three Months Ended December 31, (unaudited)						As of and for the Years Ended December 31, (unaudited)
	$ Millions			Homes			$ Millions			Homes
	2005	2004	% Chg	2005	2004	% Chg	2005	2004	% Chg	2005	2004	% Chg

Homes ordered	$723	$670	8%	2,072	2,055	1%	$3,581	$2,605	37%	10,571	9,007	17%

Homes closed	$1,041	$698	49%	3,214	2,394	34%	$2,997	$2,016	49%	9,406	7,254	30%

Order backlog							$2,182	$1,321	65%	6,394	4,408	45%

Meritage closed 3,214 homes with a total value of $1.0 billion in the fourth quarter 2005, representing unit growth of 34% and revenue growth of 49% over the same period 2004, and setting all-time quarterly records for the Company.

For the full year 2005, Meritage closed 9,406 homes with an aggregate value of $3.0 billion, representing unit growth of 30% and revenue growth of 49% over 2004. Average sales prices increased by 15% on homes closed and 17% on homes ordered during the year, reflecting both price appreciation and a mix shift toward higher priced markets. Year-end backlog of homes to be delivered grew 65% to $2.2 billion, as a result of orders outpacing deliveries, higher average selling prices and the two acquisitions in Florida during 2005.

“We are extremely pleased to report another record-breaking quarter and year for Meritage,” said John R. Landon, Meritage Co-Chairman and CEO. “We achieved records in home closing revenue and sales order value during the fourth quarter, and delivered our 18th consecutive year of record home closing revenue. Given our higher backlog value and Meritage’s competitive position in our markets, we believe we will continue to achieve future growth and profitability.”

Based on these results, the Company reiterated expectations for 2005 diluted EPS of $8.25 to $8.50, up 64% to 69% over 2004. Excluding a one-time bond refinancing charge of $0.69(a) per share incurred during the first quarter of 2005, current year diluted EPS guidance would be $8.94 to $9.19, which would be 78% to 83% higher than 2004. The Company also anticipates fourth quarter 2005 diluted EPS to approximate $2.88 to $3.13, an increase of 53% to 66% over the prior year’s fourth quarter. (a) First quarter 2005 bond refinancing charge is related to repurchasing $276.8 million of our 9.75% senior notes due 2011. The funds to repurchase these bonds came from our new $350.0 million 6.25% senior notes due 2015. This bond refinancing charge reduced pre-tax earnings by $31.3 million, reduced net earnings by $19.5 million and reduced diluted EPS by $0.69.

The Company achieved strong growth in orders during 2005, although fourth quarter gains were relatively modest, with units ahead only 1% compared to a 17% gain for the full year, and dollar value up 8% compared to a 37% gain for the full year. The fourth quarter results reflect slowing from the unusually robust sales pace seen in previous quarters in the northern California and Nevada markets, causing unit orders to fall year over year by 52% in California and 13% in Nevada. Comparisons to last year are difficult considering the extremely strong fourth quarter 2004 results, when unit orders surged by 84% in California, 56% in Nevada and 79% overall. Management expects sales rates per community in California and Nevada to return to the more normal and sustainable levels seen in 2003 and 2002.

“Combined sales in our Meritage Phoenix and Monterey Scottsdale divisions remained strong, up 23% year over year in the fourth quarter, and despite some softness in our Tucson market, we nearly matched Arizona’s unusually strong fourth quarter 2004, when orders increased 105% over fourth quarter

2003,” said Steven J. Hilton, Meritage Co-Chairman and CEO. “In addition, the Company recorded a solid 22% increase in unit orders in our Texas division, continuing an improving trend there and reflecting particular strength in our Austin, Houston and San Antonio markets.”

Total active communities in which Meritage is selling homes grew from 139 to 184 over the course of 2005, with new communities that have opened in Texas and Arizona accounting for nearly three-quarters of this net increase. Meritage added 15 communities in Florida and Colorado during 2005, through acquisitions or start-up operations, generating additional growth for the Company.

Meritage plans to hold its earnings call on Thursday, January 26, 2006, at 10 a.m. CST/11 a.m. EST. To participate in the call, please dial in at least five minutes before the start time. The domestic dial-in number for the call is (800) 291-3314, and the international dial-in number is (706) 634-0844, conference ID#4085294. The conference call and presentation can be accessed through the Company’s website at www.meritagehomes.com. The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com.  A replay of the call will be available from 12 p.m. EST January 26, 2006, through midnight February 1, 2006.  The domestic replay telephone number is (800) 642-1687, and the international replay telephone number is (706) 645-9291.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is one of the nation’s largest homebuilders. The Company has been on Forbes’ “Best Big Companies” list for three years, Fortune’s “Fastest Growing Companies in America” list five of the last seven years, and is included in the S&P SmallCap 600 Index. Additionally, Fortune ranked Meritage 747th in its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004. Meritage operates in fast-growing states of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has now reported 18 consecutive years of record revenue. For more information about the Company, please visit the Meritage web site located at www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Data — Unaudited
($ in thousands)

	For the Three Months Ended December 31,				As Of and For the Years Ended December 31,
	2005		2004		2005		2004
	Homes	$Value	Homes	$Value	Homes	$Value	Homes	$Value
Homes Ordered:
Texas	906	$223,111	744	$159,041	4,264	$983,548	3,518	$752,770
Arizona	706	260,078	713	195,030	3,558	1,174,452	3,490	884,771
California	209	132,200	439	260,025	1,646	977,142	1,582	821,266
Nevada	138	54,537	159	55,788	653	248,972	417	146,141
Florida	112	52,934	—	—	410	182,168	—	—
Colorado	1	561	—	—	40	14,631	—	—
Total	2,072	$723,421	2,055	$669,884	10,571	$3,580,913	9,007	$2,604,948

Homes Closed:
Texas	1,124	$249,063	981	$211,390	3,576	$787,173	3,152	$681,099
Arizona	1,013	311,099	917	244,760	3,122	873,137	2,331	585,743
California	497	279,847	399	206,795	1,627	947,449	1,367	628,324
Nevada	249	92,113	97	35,309	541	201,775	404	120,576
Florida	323	105,838	—	—	532	184,661	—	—
Colorado	8	2,809	—	—	8	2,809	—	—
Total	3,214	$1,040,769	2,394	$698,254	9,406	$2,997,004	7,254	$2,015,742

Order Backlog:
Texas					2,173	$509,465	1,485	$313,090
Arizona					2,427	838,702	1,991	537,387
California					714	420,964	695	391,271
Nevada					349	126,400	237	79,203
Florida *					699	274,247	—	—
Colorado					32	11,822	—	—
Total					6,394	$2,181,600	4,408	$1,320,951

* As part of our February 2005 acquisition of Colonial Homes of Florida, we purchased order backlog of 367 homes with a value of approximately $130 million, and as part of our September 2005 acquisition of Greater Homes, we purchased order backlog of 454 homes with a value of approximately $147 million.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our expectations for continued growth and profitability, anticipated diluted EPS for the fourth quarter and full year 2005, and that sales rates per community in California and Nevada will return to more normal and sustainable levels.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: interest rates and changes in the availability and pricing of residential mortgages; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida and Greater Homes; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of our Form 10-Q for the quarter ended September 30, 2005.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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